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                                                                   Exhibit 99.1

                    ACUITY BRANDS ANNOUNCES SUCCESSION PLANS

ATLANTA, Jan. 21 -- Acuity Brands, Inc. (NYSE: AYI) today announced that effective January 20, 2004, Vernon J. Nagel, age 46, was elected to the Board of Directors and appointed Vice Chairman in addition to his current position of Chief Financial Officer. Nagel will succeed James S. Balloun, age 65, as Chairman and Chief Executive Officer upon Balloun's retirement effective September 1, 2004, which is the beginning of Acuity Brands' 2005 fiscal year. John K. Morgan was appointed President and Chief Development Officer and will report to Nagel, as will Kenneth W. Honeycutt, Jr., President and Chief Executive Officer of Acuity Brands Lighting, and James H. Heagle, President and Chief Executive Officer of Acuity Specialty Products, effective immediately. The Company expects to name a Chief Financial Officer to replace Nagel in that position prior to September 1.

"This succession decision is the result of a thorough assessment process carried out over the past six months, and I'm delighted to make this announcement," said Balloun. "Vern Nagel is highly qualified to lead Acuity Brands. He joined us as Executive Vice President and Chief Financial Officer at our formation two years ago after a successful career, most recently with the Kuhlman Corporation. He has led efforts to pay down our debt, provided leadership in shaping our vision, and developed an insightful understanding of our people and businesses in his tenure with Acuity Brands. We are also fortunate that John Morgan, in his new role, will be focused on enhancing our branding, marketing, and business development capabilities, with particular emphasis on strategic customers and key channels of distribution. Vern, John, and our operating presidents, Jim Heagle and Ken Honeycutt, form a highly qualified operating team which I believe is capable of leading Acuity Brands to new levels of performance and growth."

"I am very excited about this opportunity," said Nagel. "Acuity Brands is a terrific company with a bright future and a great leadership team. I believe that we have a solid foundation, our strategy is sound, and we are accelerating execution on key initiatives to improve our performance and better serve our customer base. I look forward to working with the Board and the more than 11,000 employees of Acuity Brands in building a high performance organization for all stakeholders."

Acuity Brands, Inc., with fiscal year 2003 net sales of over $2.0 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is a world leader in lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Enforcer(R), and Selig Industries(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,400 people and has operations throughout North America and in Europe and Asia.


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